                                                                    EXHIBIT 12.3

                   CALCULATION OF RATIO OF NET DEBT TO EBITDA
                             (Dollars in thousands)

                                                                               PROFORMA
                                                                PROFORMA     TWELVE MONTHS
                                                               YEAR ENDED       ENDED
                                                              DECEMBER 31,    OCTOBER 3,
                                                                  1998           1999
                                                              ------------   -------------
Net debt, as Defined:
     Long-term debt as of October 3, 1999...................    $155,369       $155,369
     Cash and cash equivalents as of October 3, 1999........          --             --
          Net Debt(A).......................................     155,369        155,369
EBITDA(B)...................................................    $ 24,114       $ 25,877
Ratio of net debt to EBITDA(A)(B)...........................         6.4            6.0